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                                  EXHIBIT 11.1

                               LANDEC CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                SIX MONTHS
                                                                   ENDED
                                   YEARS ENDED OCTOBER 31,       APRIL 30,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
Net loss.......................... $(4,116) $(4,355) $(2,759) $(1,923) $(1,515)
Shares used in calculating net
 loss per share:
  Weighted average share of common
   stock outstanding..............     519      522      542      541    4,713
  SEC Staff Accounting Bulletin
   Topic 4D.......................     640      640      640      640       --
                                   -------  -------  -------  -------  -------
Total shares used in calculating
 net loss per share...............   1,159    1,162    1,182    1,181    4,713
                                   =======  =======  =======  =======  =======
Net loss per share................ $ (3.55) $ (3.75) $ (2.33) $ (1.63) $ (0.32)
                                   =======  =======  =======  =======  =======
Shares used in calculating
 supplemental net loss per share:
  Weighted average shares of
   common stock outstanding.......                       542      541    4,713
  Weighted average shares of the
   assumed conversion of preferred
   stock and promissory notes from
   the date of issuance...........                     6,633    6,519    3,996
                                                     -------  -------  -------
Total shares used in calculating
 supplemental net loss per share..                     7,175    7,060    8,709
                                                     =======  =======  =======
Supplemental net loss per share...                   $ (0.38) $ (0.27) $ (0.17)
                                                     =======  =======  =======
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